Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 23, 2022 by and among Epsilon Energy USA Inc. (the “Company” or “Epsilon”), a wholly owned subsidiary of Epsilon Energy Ltd. (“Parent”), and Jason Stabell (the “Executive” and, together with the Company, the “Parties”) with reference to the following:

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.            Employment and Duties. Executive shall commence employment with the Company on July 1, 2022 or such other date as mutually agreed to by the parties (the “Effective Date”). Executive shall be employed by the Company and serve as the Chief Executive Officer for the Company and the Parent. Executive shall report directly to the Parent’s board of directors (the “Board”). Executive shall have such duties and responsibilities, commensurate with Executive’s position, as may be reasonably assigned to Executive from time to time by the Board. Executive’s duties under this Agreement shall further include the following: (i) Executive shall devote Executive’s full business time, best efforts, and attention to rendering his duties to the Company; and (ii) Executive shall use good faith efforts to perform all services under this Agreement in accordance with all applicable federal, state, and local laws and regulations and all requirements of all applicable regulatory, self-regulatory, and administrative bodies, and, Executive shall follow and comply with the rules, regulations, policies, and guidelines adopted from time to time by the Parent and the Company that apply to executive officers, each as in effect from time to time. Executive’s principal place of employment shall be in the greater Houston, Texas metropolitan area.

2.            At Will Employment. Executive’s employment with the Company is an at-will employee and nothing in this Agreement shall be interpreted or construed to alter this status, or to confer upon Executive any right with respect to continuance of employment by the Company for any specified duration or by any of its affiliates, nor interfere in any way with the right of the Company to terminate Executive’s employment at any time. This Agreement commences upon the Effective Date and terminates upon the termination (the “Date of Termination”) of Executive’s employment with the Company and its subsidiaries (the “Employment Period”). The termination of Executive’s employment shall not affect any of the obligations that expressly extend beyond continued employment, including the Continuing Obligations set forth in Section 7 of this Agreement.

3.            Compensation and Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to Executive during the Employment Period as compensation for services rendered hereunder:

(a)           Base Salary. The Company shall pay to Executive an annual salary of $300,000 (the “Base Salary”) in substantially equal monthly installments in accordance with the Company’s then-current payroll practices as established, and as may be modified, from time to time. For the avoidance of doubt, the term “Base Salary” as used in this Agreement shall not be deemed to include any of the additional benefits or amounts outlined in Sections 3(b)-(f) hereof. The Company shall have the right, but not the obligation, to increase Executive’s Base Salary from time to time.

(b)          Annual Bonus. In addition to the Base Salary, Executive shall be eligible to receive an annual incentive bonus (the “Annual Bonus”) targeted at $200,000 (the “Target Bonus”) for achieving performance goals established by the Compensation Committee of the Parent’s Board of Directors (the “Committee”) in its sole discretion (the “Performance Goals”) for the then current calendar year. It is anticipated that, for any given year, the amount of the Annual Bonus could range from 0% of Target Bonus (in the event of a failure to achieve any of the Performance Goals), to 100% of Target Bonus (in the event of achievement of the Performance Goals at target), to between 100% and 150% of Target Bonus (in the event that a substantial number of the Performance Goals are significantly exceeded). The determination of whether Executive has achieved or significantly exceeded the Performance Goals shall be in the Committee’s reasonable discretion. The Committee may in its discretion determine that the Performance Goals on balance as a whole have been met notwithstanding the fact that certain of the Performance Goals may not have been met if other Performance Goals are exceeded. All Performance Goals may be adjusted in the discretion of the Committee as it deems appropriate (i) to exclude the effect of extraordinary, unusual and/or non-recurring items, discontinued operations and accounting charges and (ii) to reflect such other facts as the Board deems appropriate so as to reflect the Performance Goals and not distort the calculation of the Performance Goals. The Annual Bonus, if earned, shall be paid on or about the March 15th immediately following the performance year, provided Executive is employed on such date, or any earlier date approved by the Compensation Committee for executive officer bonuses. For the period from the Effective Date through December 31, 2022, Executive’s Target Bonus shall be prorated to reflect the date on which Executive commences employment with the Company under this Agreement.

(c)           Equity Award. On the Effective Date, Executive shall receive restricted stock units (“RSUs”) with a grant date value of $600,000, based on the closing price of the Company’s common stock on such date. The RSUs will be granted under, and subject to, the terms of the Epsilon Energy Ltd. 2020 Equity Incentive Plan (the “Plan”) and an award agreement issued to Executive under the Plan. The RSUs shall vest over a four year period beginning on the Effective Date as follows: twenty-five percent (25%) of the RSUs on the first anniversary of the Effective Date, and an additional 6.25% of the RSUs vesting on the first day of each subsequent quarter, with full vesting on July 1, 2026, provided that Executive is employed by the Company on each such vesting date. All outstanding RSUs shall vest at target upon a Change in Control, as defined in the Plan, provided Executive then remains employed by the Company. Executive shall be eligible to receive an annual equity award under the Plan on such terms and conditions as determined in the discretion of the Compensation Committee of the Board.

(d)           Expenses. The Company will reimburse Executive for all reasonable and necessary business expenses incurred by Executive in the performance of his duties under this Agreement, subject to any maximum annual limit and other restrictions on such expenses set by the Company, and also subject to submission of such reasonable substantiation and documentation as may be required from time to time. Executive’s right to payment or reimbursement for business expenses hereunder shall further be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year; (ii) payment or reimbursement shall be made upon or as soon as practicable after submission of such substantiation or documentation, and in any event, not later than December 31st of the calendar year following the calendar year in which the expense or payment was incurred; and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

(e)           Vacation Policy. Executive shall be entitled to participate in a flexible vacation policy, which policy is based on mutual trust between the Company and Executive and allows Executive the opportunity to work or take time off as Executive sees fit, as long as he fulfills the duties and responsibilities set forth herein. Executive does not accrue time off so the Company will not pay out unused time upon resignation or termination of employment. This policy does not interfere or change eligibility for legally established leaves.

(f)            Executive Benefits. Executive shall be entitled to participate in all applicable Company benefit plans, programs, or arrangements that the Company may offer to its executives generally, from time to time, and as may be amended from time to time. Participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as may be in effect from time to time, and any other restrictions or limitations imposed by law. During the Employment Period, the Company will purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Executive on terms equivalent to those provided to other executive officers and members of the Board.

(g)          Accrued Obligations. If Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 3(d) of this Agreement); and (iii) any then vested benefits Executive may have under any employee benefit plan or compensation arrangement of the Parent or the Company (including equity compensation plans and insurance coverages) through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans. In the event that the Executive terminates employment due to death or disability, Executive (or in the case of death, the Executive’s estate) shall be entitled to receive the Earned Bonus (as defined in Section 5(a)), if any, at the same time bonuses are paid to other employees who are actively employed by the Company. The amounts described under this Section 3(g) are referred to below as the “Accrued Obligations.”

4.            Termination of Employment Upon Executive’s Death or Disability, or by the Company for Cause, or by Executive without Good Reason.

(a)           Termination of Employment Due to Executive’s Death. If Executive’s employment with the Company terminates due to death, the Company shall pay to the estate of Executive such compensation as would otherwise have been payable to Executive (and any expense reimbursements for expenses incurred) up to the date of his death. Other than the obligations set forth in this Section 4(a), the Company shall have no additional financial obligation under this Agreement to Executive or his estate.

(b)           Termination of Employment Due to Executive’s Disability, Illness, or Incapacity. If, in the opinion of a physician selected by the Company and reasonably approved by Executive, Executive becomes physically or mentally disabled or develops an illness or incapacity during the Employment Period that renders Executive at least temporarily unable to perform (either with or without reasonable accommodation) the essential functions of his job for a period of 180 days within any continuous 12-month period, then Executive shall continue to receive the Base Salary until the end of such 180-day period, less any benefits received during the foregoing respective period by Executive under any disability insurance carried or provided by the Company. If Executive’s employment is terminated due to a permanent disability, as reasonably determined by the Company in accordance with applicable law, then the Company shall pay to Executive such compensation as would otherwise have been payable to Executive (and any expense reimbursements for expenses incurred) up to the end of the month in which Executive’s employment is terminated, and the Company shall have no additional obligation under this Agreement to Executive. The Company is not obligated to, but may, carry disability insurance for its employees.

(c)           Termination of Employment by the Company for Cause, or by Executive without Good Reason. If the Company terminates the employment of Executive for Cause (defined below), then the Company shall pay to Executive compensation earned by Executive (and any expense reimbursements for expenses incurred) up to the Date of Termination, and no other compensation, bonus, or other amount shall be due and owing to Executive. Executive may terminate Executive’s employment hereunder voluntarily and without Good Reason (defined below) upon giving at least 30 days’ prior written notice to the Company. If Executive terminates Executive’s employment voluntarily and without Good Reason, then the Company shall pay to Executive compensation earned by Executive up to Date of Termination, and no other compensation, bonus, or other amount shall be due and owing to Executive

(1)            For purposes of this Agreement, the term “Good Reason” shall mean without Executive’s prior written consent: (i) a material diminution in the nature or scope of Executive’s authority, duties, responsibilities, or title from those applicable to Executive as of the Effective Date; (ii) a relocation of Executive’s principal worksite that increases Executive’s one-way commute by more than 30 miles; or (iii) a material breach by the Company of any term or provision of this Agreement. Notwithstanding anything in this Section 4(c)(1) to the contrary, no event or condition described in this Section shall constitute Good Reason unless: (x) within 90 days from Executive first acquiring actual knowledge of the existence of the Good Reason condition described in this Section, Executive provides the Company written notice of Executive’s intention to terminate Executive’s employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Company as soon as reasonably practicable, but in any case within 30 days of the Company’s receipt of such notice (or, in the event that all such grounds cannot be corrected within such 30-day period, the Company has substantially corrected such grounds within such 30-day period and is making correction as soon as reasonably practicable); and (z) Executive terminates Executive’s employment with the Company immediately following expiration of such 30-day period.

(2)            For purposes of this Agreement, the term “Cause” shall mean a termination by the Company of Executive’s employment because of: (i) any act or omission that constitutes an intentional and material breach by Executive of any of Executive’s obligations under this Agreement; (ii) Executive’s conviction of, or plea of nolo contendere to, any felony or another crime involving dishonesty; (iii) Executive willfully engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is materially injurious to the Company or any of its parents, subsidiaries, or affiliates; (iv) Executive’s intentional and material breach of a known written policy of the Company or the rules of any governmental or regulatory body applicable to the Company that is or could reasonably be materially injurious to the Company; (v) Executive’s repeated refusal to follow the lawful directions of the Company that are consistent with Executive’s duties and responsibilities under this Agreement; or (vi) any other willful misconduct by Executive that is materially injurious to the financial condition or business reputation of the Company or any of its parents, subsidiaries, or affiliates.

5.           Termination of Employment by Executive for Good Reason, or by the Company Without Cause. If Executive’s employment is terminated by the Company without Cause (and not for death or disability) or Executive terminates employment for Good Reason, then, in addition to the Accrued Obligations, and subject to (i) Executive signing a separation agreement and release substantially in the form attached hereto as Exhibit A (the “Separation Agreement”), which provides that if Executive materially breaches any of the Continuing Obligations (as defined in Section 7 below), all payments of the Severance Amount shall immediately cease, (ii) the Separation Agreement becoming irrevocable, and (iii) Executive not being eligible for benefits due to a qualifying termination during the Change in Control Period under Section 6 below:

(a)           Cash Severance. The Company shall pay Executive an amount equal to (i) twenty-four (24) months of Executive’s Base Salary, plus (ii) an amount equal to Executive’s then current Target Bonus or Target Bonus for the prior year if higher, pro rated for the number of complete or partial months of employment during the then-current year (the “Severance Amount”), and, (iii) in the event that Executive’s employment is terminated after the end of the calendar year but prior to the payment of any Annual Bonus for the immediately preceding calendar year, Executive shall be entitled to receive a lump sum payment of any unpaid Annual Bonus earned based on achievement of Performance Goals, without any reduction for individual performance, with respect to such immediately preceding calendar year (the “Earned Bonus”).

(b)           Accelerated Vesting of Equity Awards. Notwithstanding anything to the contrary in any equity award under the Plan or otherwise, any time-based equity awards shall immediately accelerate and become fully vested and exercisable or nonforfeitable upon the Date of Termination and any employment or service based requirement under any performance-based equity award shall be fully waived, with payment to be made based on the achievement of the Company’s actual performance during the performance period.

(c)           COBRA Premiums. Subject to Executive’s copayment of premium amounts at the applicable active employees’ rate and Executive’s timely election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Executive if Executive had remained employed by the Company until the earliest of (A) the twelve month anniversary of the Date of Termination; (B) the date that Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to Executive for the time period specified above. Such payments to Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

(d)           Severance Payment Timing. The amounts payable under this Section 5 (other than the Earned Bonus, as applicable), to the extent taxable, shall be paid or commence to be paid within sixty (60) days after the Date of Termination; provided, however, that if the period applicable to Executive’s termination of employment begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be paid or commence to be paid in the second calendar year by the last day of such period. Half of the Severance Amount shall be paid in a single lump sum, the remaining half in twelve equal monthly installments and the Earned Bonus, if any, shall be paid at the same time as if Executive had remained employed with the Company through the payment date.

6.            Severance Pay and Benefits Upon Termination by the Company without Cause or by Executive for Good Reason within the Change in Control Period. The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if (i) Executive’s employment is terminated either by the Company without Cause or by Executive for Good Reason and (ii) the Date of Termination occurs on or within twelve months of a Change in Control (as defined under the Plan), which is referred to herein as the “Change in Control Period.” These provisions of this Section 6 shall terminate and be of no further force or effect after the end of the Change in Control Period. If Executive’s employment is terminated by the Company without Cause or Executive terminates employment for Good Reason, and in each case the Date of Termination occurs during the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the signing of, and compliance with, the Separation Agreement by Executive and the Separation Agreement becoming fully effective, all within the time frame set forth in the Separation Agreement:

(a)           Cash Severance. The Company shall pay Executive a lump sum in cash in an amount equal to the sum of (A) twenty-four (24) months of Executive’s then-current Base Salary (or Executive’s Base Salary in effect immediately prior to the Change in Control, if higher), and (B) an amount equal to Executive’s Target Bonus for the then-current year (or Executive’s Target Bonus in effect immediately prior to the Change in Control, if higher), pro rated for the number of complete or partial months of employment during the then-current year, plus, if applicable, any Earned Bonus (the “Change in Control Payment”).

(b)          COBRA Premiums. The COBRA related payments described in Section 5(b) above shall be eligible to extend for eighteen (18) months after the Date of Termination.

(c)           Accelerated Vesting of Equity Awards. Notwithstanding anything to the contrary in any equity award under the Plan or otherwise, any time-based equity awards shall immediately accelerate and become fully vested and exercisable or nonforfeitable upon the Date of Termination and any employment or service based requirement under any performance-based equity award shall be fully waived, with payment to be made based on the achievement of the Company’s actual performance during the performance period, as reasonably determined in the Company’s discretion.

(d)          Change in Control Payment Timing. With the exception of the payment of any performance-based equity awards, the amounts payable under this Section 6, to the extent taxable, shall be paid or commence to be paid within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period. The Change in Control Payment shall be paid in a single lump sum and the Earned Bonus, if any, shall be paid at the same time as if Executive had remained employed with the Company through the payment date.

7.            Continuing Obligations.

(a)           Restrictive Covenants Agreement. As a condition of entering into this Agreement, Executive agrees to the terms of the Employee Proprietary Information and Inventions Assignment Agreement, to be dated as of the Effective Date, between the Company and Executive (the “Restrictive Covenants Agreement”). For purposes of this Agreement, the obligations in this Section 7 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants that may later be agreed to by Executive shall collectively be referred to as the “Continuing Obligations.”

(b)           Third-Party Agreements and Rights. Executive hereby represents, warrants, covenants, understands and agrees that: (i) Executive is free to enter into this Agreement; (ii) Executive is not obligated or a party to any engagement, commitment or agreement with any person or entity that will, does or could conflict with or interfere with Executive’s full and faithful performance of this Agreement, nor does Executive have any commitment, engagement or agreement of any kind requiring Executive to render services or preventing or restricting Executive from rendering services or respecting the disposition of any rights or assets that Executive has or may hereafter acquire or create in connection with his services hereunder; (iii) Executive shall not intentionally use any material or content of any kind in connection with Executive’s products, software or website that is copyrighted or owned or licensed by a party other than the Company or Parent or that would or could infringe the rights of any other party; and (iv) Executive shall not intentionally use in the course of Executive’s performance under this Agreement, and shall not disclose to the Company, any confidential information belonging, in part or in whole, to any third party.

(c)           Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall, upon Company’s request, cooperate with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes Executive may have knowledge or information. Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel upon reasonable notice to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. All such activities shall be scheduled, to the extent reasonably possible, to accommodate Executive’s business and personal obligations at the time. The Company shall reimburse Executive for any reasonable out of pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 7(c), which shall be in addition to its obligations to provide indemnification to Executive. If Executive is requested or required to provide material cooperation under this Section 7(c) more than 24 months after the Date of Termination, Employee shall be compensated at an hourly rate (based on Executive’s Base Salary as of the Date of Termination), except to the extent prohibited by applicable law.

(d)           Relief. Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Executive of the Continuing Obligations, and that in any event monetary damages would be an inadequate remedy for any such breach. Accordingly, Executive agrees that if Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

8.            280G Limitation.

(a)          Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in Executive receiving a higher After Tax Amount (as defined below) than Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)           For purposes of this Section 8, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on Executive as a result of Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)           For purposes of determining whether and the extent to which the Aggregate Payments will be subject to the excise tax, (i) no portion of the Aggregate Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Aggregate Payments shall be taken into account which, in the written opinion of independent auditors or advisors of nationally recognized standing (“Independent Advisors”) selected by the Company prior to a Change in Control, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the excise tax, no portion of such Aggregate Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Aggregate Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Independent Advisors shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. Any determination by the Independent Advisors shall be binding upon the Parties.

9.            Section 409A.

(a)          Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement or otherwise on account of Executive’s separation from service would be considered deferred compensation otherwise subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one day after Executive’s separation from service, or (B) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the 6-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)          All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)           To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)          The parties intend that this Agreement will be administered in a manner not intended to violate Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Any such payment that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral (each as described in Treasury regulations issued under Section 409A) shall be excluded from Section 409A to the greatest extent possible.

(e)            The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, Section 409A.

10.            Recoupment. Executive shall be required to repay incentive pay to the Company as described in this Section 10, and the Company may offset payments otherwise due and payable under this Agreement by the amounts required to be repaid under this Section 10. Repayment of incentive pay shall be required if, and to the extent that, the Committee determines, in its sole discretion, that repayment is due on account of a restatement of the Parent’s financial statements or otherwise pursuant to any clawback or compensation recoupment policy as may be in effect or amended from time to time (the “Recoupment Policy”). Where the result of a performance measure was a factor in determining the compensation awarded or paid, but (i) the subsequently-restated performance measure was not the only factor used to determine the compensation awarded or paid, or (ii) the incentive-based compensation is not awarded or paid on a formulaic basis, the Committee will determine in its sole discretion the amount, if any, by which the payment or award should be reduced. If the Committee seeks to recover payment of incentive pay as a result of a restatement of the Company’s financial statements or otherwise under the Recoupment Policy, Executive shall pay to the Company, as applicable, (A) all or a portion (as determined by the Committee in its reasonable discretion) of the amount by which the payment received by Executive exceeds the amount that would have been paid to Executive based on the restated financial statements, or (B) the amount (as determined by the Committee in its reasonable discretion) to be repaid pursuant to the Recoupment Policy. Nothing in this Section 10 shall preclude the Company, the Parent or any other person from taking any other action.

11.          No Mitigation; Offset. In the event of any termination of employment and service hereunder, Executive shall be under no obligation to seek other employment, and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. The preceding sentence shall not limit the Company’s right to discontinue payments due to a violation of Continuing Obligations or exercise its recoupment rights under Section 11.

12.          Indemnification. The Company will (i) indemnify Executive with respect to claims arising out of any action taken or not taken in Executive’s capacity as an officer or employee of the Company or its subsidiaries; provided, that Executive acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company or its subsidiaries, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, (ii) advance to Executive all reasonable and documented out of pocket costs and expenses incurred by Executive in connection with the foregoing clause (i), including but not limited to attorneys’ fees, and (iii) provide for Executive to be covered by D&O insurance, with respect to clauses (i) and (ii), on the same terms as are made available to the CEO and/or members of the Board, as applicable; provided that, this Agreement constitutes an undertaking that amounts advanced under clause (ii) shall be promptly repaid to the Company by Executive if it shall ultimately be determined by a court of competent jurisdiction that Executive is not entitled to be indemnified by the Company pursuant to this Section 12. Nothing herein shall limit any right that Executive may have in respect of indemnification, advancement or liability insurance coverage under the organizational documents of the applicable entity, any other policy, plan, contract or arrangement of the Company, the Parent or their respective subsidiaries or under applicable law with respect to his services as an officer or employee for the Parent, Company or their subsidiaries.

13.          Resignation of All Other Positions. To the extent applicable, Executive shall be deemed to have resigned from all officer and board member positions that Executive holds with the Company, Parent, or any of their respective subsidiaries and affiliates upon the Date of Termination. Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

14.          Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of Executive’s employment to the extent necessary to effectuate the terms contained herein, including but not limited to the Company’s obligation to make severance payments or provide indemnification and Executive’s obligations to comply with the Continuing Obligations.

15.          Waiver of Breach. The waiver of a breach of any of the provisions of this Agreement by the Parties shall not be construed as a waiver of any subsequent breach by the breaching party.

16.          Binding Effect; Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement is a personal employment contract, and the rights, obligations, and interests of Executive hereunder may not be sold, assigned, delegated, transferred, pledged, or hypothecated.

17.          Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, if any, between the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company. No supplement, modification, amendment, or waiver of any of the terms, conditions, or provisions in this Agreement can be made unless in writing and signed by both an authorized representative of the Company, the Board, and Executive.

18.          Notice. All notices that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: When received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one business day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

If to Executive:

Jason Stabell
2198 Troon Road
Houston, TX 77019

If to the Company:	Epsilon Energy Ltd.

16945 Northchase Drive, Suite 1610

Houston, Texas 77060

Attn: Lane Bond

19.          Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law.

20.          Taxes. All salary, benefits, reimbursements and any other payments to Executive under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority. Executive shall in all events be solely responsible for payment of all applicable federal and state taxes that may be assessed against compensation or benefits paid or payable by the Parent or the Company or Parent under this Agreement or otherwise, and no representation or warranty is provided by either the Company or Parent as to any particular tax consequences associated with any item of compensation or benefits.

21.          Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to principles of conflicts of laws that would apply the laws of another jurisdiction.  All claims arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court sitting in Harris County, Texas. Consistent with the preceding sentence, the Parties irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, any claim that it is not subject personally to the jurisdiction of the aforementioned courts, that its property is exempt or immune from attachment or execution, that the claim is brought in an inconvenient forum, that the venue of the claim is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the aforementioned courts.

22.          Employee’s Representations and Warranties. EXECUTIVE UNDERSTANDS ALL OF THE TERMS OF THIS "AT WILL" EMPLOYMENT AGREEMENT AND HAS REVIEWED THIS AGREEMENT FULLY AND IN DETAIL PRIOR TO AGREEING TO EACH AND ALL OF THE PROVISIONS HEREOF and no statement, representation, promise, or inducement has been made to Executive, in connection with the terms of this Agreement, the execution hereof or otherwise, except as is expressly set forth in this Agreement.

23.          Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement this 24 day of June 2022.

Epsilon Energy USA Inc.

By:	/s/ John Lovoi
Name:	John Lovoi
Its:	Chairman of the Board of Directors

EXECUTIVE:

/s/ Jason Stabell
Jason Stabell

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims is made as of __________(“General Release”), by and between ______________ (“Executive”) and Epsilon Energy USA Inc. (the “Company”).

WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of June [ ], 2022 (the “Employment Agreement”);

WHEREAS, [the Executive has terminated employment with the Company for Good Reason under the Employment Agreement] [the Company has terminated Executive’s employment with the Company without Cause under the Employment Agreement];

WHEREAS, the execution of this General Release is a condition precedent to the payment of severance benefits under the Employment Agreement;

WHEREAS, in consideration for Executive’s signing of this General Release, the Company will make payments to Executive pursuant to [Section 5] [Section [6] of the Employment Agreement; and

WHEREAS, Executive and the Company intend that this General Release satisfies the obligation to provide a Release under the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Executive agree as follows:

1.            Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company or any of its subsidiaries or affiliates; (b) the termination of Executive’s employment with the Company and any of its subsidiaries or affiliates; (c) the Employment Agreement; or (d) any and all events occurring on or prior to the date of this General Release. The foregoing release, discharge and waiver includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement and any claims under any equity incentive arrangements between Executive, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, any claims as a stockholder of the Company (including but not limited to any breach of fiduciary duty claims) and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. Nothing in this Section 1 shall be deemed to operate or shall operate as a release, settlement or discharge of any (i) obligation, undertaking, or commitment by the Company under the Employment Agreement that survives the termination of Executive’s employment with the Company; (ii) any right to indemnification, defense, and advancement of expenses now existing under the Company’s (or its parent, subsidiary, affiliated companies, and their successors’) certificates of formation, articles of incorporation, bylaws, and other Company policies of indemnification or under any insurance policies available to the Company (or its parent, subsidiary, affiliated companies, and their successors) or Executive; (iii) any rights to the receipt of Executive’s employee benefits that were accrued and vested on or prior to the date of this General Release; and (0v) the right to receive payments under [Section 5] [Section 6] of the Employment Agreement.

2.            Excluded from this General Release and waiver are any claims which cannot be waived by law, including but not limited to the right to file a charge with a government agency or participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court. The Company represents and warrants that neither it, nor any of its parent, subsidiary, and affiliated companies, have filed any complaint, charge, or lawsuit against Executive Releasees with any government agency or court.

3.            Executive agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

4.            Executive acknowledges and agrees that Executive shall continue to be bound by the Continuing Obligations set forth and described in Section 7 of the Employment Agreement, including the Restrictive Covenants Agreement (as defined in the Employment Agreement). The Company acknowledges and agrees that the Company shall continue to be bound by the provisions of the Employment Agreement that survive the termination of Executive’s employment with the Company. Executive understands that notwithstanding any other provision of the Employment Agreement and this General Release, nothing contained in the Employment Agreement or this General Release limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents the Executive from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, nothing in the Employment Agreement or this General Release shall (a) prohibit the Executive from making reports of possible violations of federal law or regulation to any Government Agencies, including but not limited to the Securities and Exchange Commission, in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (b) require notification or prior approval by the Company of any such report; provided that the Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Further, the Employment Agreement and this General Release do not limit the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. The Employment Agreement and this General Release do not limit Executive’s right to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.            Executive agrees that Executive shall not issue, circulate, publish or utter any false or disparaging statement or remarks about the Releasees unless giving truthful testimony under subpoena or court order. Notwithstanding anything to the contrary in this Release, Executive may provide truthful information to any governmental agency or self-regulatory organization with or without subpoena or court order.

6.            Executive agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Releasee or Executive of any improper or unlawful conduct.

7.	Executive acknowledges and recites that:

(a)	Executive has executed this General Release knowingly and voluntarily;

(b)	Executive has read and understands this General Release in its entirety;

(c)	Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice Executive wishes with respect to the terms of this General Release before executing it;

(d)	Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release; and

(e)	Executive has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.[1]

8.            This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Texas, except for the application of pre-emptive Federal law.

9.            Executive shall have 7 days from the date he executes this General Release to revoke his waiver of any ADEA claims by providing written notice of the revocation to the Company. The Company represents and warrants that the individual signing this General Release has the full authority and right to execute it upon its behalf.

10.          Defined terms not defined in this General Release have the meanings given in the Employment Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE:

____________________________________ Date: ____________________

1 In the event the Company determines that Executive’s termination constitutes “an exit incentive or other employment termination program offered to a group or class of employees” under the ADEA, the Company will provide Executive with: (1) 45 days to consider the General Release; and (2) the disclosure schedules required for an effective release under the ADEA.

18